INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) dated as of September 21, 2011, among Claymore Exchange-Traded Fund Trust 2, a Delaware statutory trust (the “Trust”), Guggenheim Funds Investment Advisors, LLC, a Delaware limited liability company with its principal office at 2455 Corporate West Drive, Lisle, IL 60532 (the “Investment Adviser”), J.P. Morgan Investment Management Inc., a Delaware corporation with its principal office at 270 Park Avenue, New York, New York 10017 (“JPMIM”) and JF International Management Inc., with its principal place of business in Hong Kong located at 21st Floor, Chater House, 8 Connaught Road Central, Hong Kong (“JFIMI”, and together with JPMIM, the “Investment Sub-Advisers” and an “Investment Sub-Adviser” shall mean either of them).

WHEREAS, the Investment Adviser has agreed to furnish investment management and advisory services to the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with respect to the Trust’s assets;

WHEREAS, the Investment Adviser has entered into an investment advisory agreement between the Investment Adviser and the Trust dated as of October 14, 2009 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the “Investment Advisory Agreement”);

WHEREAS, the Investment Adviser wishes to retain the Investment Sub-Advisers to provide certain sub-advisory services to the funds specified in Appendix A hereto, as amended from time to time, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, JFIMI is licensed by the Hong Kong Securities and Futures Commission (the "SFC") to carry out Type 4 (advising on securities) and Type 9 (asset management) regulated activities as set out in Schedule 5 to the Securities and Futures Ordinance of the Hong Kong Special Administrative Region and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and JFIMI’s CE number with the SFC is ABG 492;

WHEREAS, JPMIM is registered as an investment adviser under the Advisers Act; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Investment Sub-Advisers are willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. APPOINTMENT. The Investment Adviser hereby appoints the Investment Sub-Advisers to act as sub-advisers for each Fund, subject to the supervision and oversight of the Investment Adviser and the Trust’s Board of Trustees, and in accordance with the terms and conditions set forth in this Agreement.  The Investment Sub-Advisers accept such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. SERVICES OF THE INVESTMENT SUB-ADVISERS. Subject to the succeeding provisions of this Section, the oversight and supervision of the Investment Adviser and the direction and control of the Trust’s Board of Trustees, the Investment Sub-Advisers will provide certain services in support of the performance of the day-to-day investment management of each Fund, which may include one or more of the following services at the request of the Investment Adviser: (i) determining the composition of a Fund’s assets, including the designation of the identity and weighting of the Index constituents to be held by a Fund in accordance with the terms of this Agreement and such Fund’s Registration Statement; (ii) managing the investment and reinvestment of all or a portion of a Fund’s assets in accordance with the investment policies of the Fund; (iii) arranging, subject to the provisions of paragraph 4 hereof, for the purchase and sale of securities and other assets for a Fund; (iv) placing orders for purchases and sales of a Fund’s assets, (v) designating the identity and weighting of a Fund’s securities in the Deposit Securities and the Fund Securities (as such terms are defined in a Fund’s Registration Statement), (vi) promptly notifying the Investment Adviser in the event any of the Investment Sub-Advisers has reason to believe that the value of a security in a Fund does not appear to reflect corporate actions, news, significant events or such security otherwise may require review to determine if fair valuation may be required, and if requested by the Investment Adviser shall provide assistance to the Investment Adviser in determining the fair value of the securities and other investments/assets in a Fund, as necessary (vii) maintaining the books and records as are required to support Fund investment operations, (viii) monitoring on a daily basis the investment activities and portfolio holdings relating to a Fund, and (ix) voting proxies relating to a Fund’s portfolio securities in accordance with the proxy voting policies and procedures of the relevant Investment Sub-Adviser. If the performance of an Investment Sub-Adviser’s services described in subsections (ii) and (iii) includes a decision to invest in a Category 1 offering under Regulation S under the Securities Act of 1933, such decision will be made exclusively by an Investment Sub-Adviser located outside the United States.  In addition, the Investment Sub-Advisers will keep each Fund and the Investment Adviser informed of developments of which it is aware materially affecting the Funds and shall, upon request, furnish to the Funds all information relevant to such developments. The Investment Sub-Advisers will periodically communicate to the Investment Adviser, at such times as the Investment Adviser may direct, information concerning the purchase and sale of securities for the Trust, including: (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale is effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as the Investment Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Investment Advisory Agreement. The Investment Sub-Advisers will provide the services rendered by it under this Agreement in accordance with each Fund’s investment objective, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Trust’s exemptive application, each Fund’s Prospectus filed with the SEC as part of the Trust’s Registration Statement on Form N-1A (such exemptive application and Registration Statement are collectively the “Trust Documents”) and the resolutions of the Trust’s Board of Trustees or the Investment Adviser that are communicated to both Investment Sub-Advisers and are not inconsistent with the Trust Documents.  The Trust shall maintain its books and records, and the Investment Sub-Advisers shall have no responsibility with respect thereto, other than its obligations under the 1940 Act, the Advisers Act or other applicable law.  The Investment Sub-Advisers may, to the extent permitted by the 1940 Act, the Advisers Act and other applicable law, aggregate purchase and sale orders being made simultaneously for other accounts managed by the Investment Sub-Advisers or its affiliates and allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the applicable Fund and other accounts in a manner the Investment Sub-Advisers reasonably consider to be equitable to the Fund and such other accounts.

All the parties to this Agreement acknowledge and agree that services to be provided by the Investment Sub-Advisers as set out in this clause and in other parts of this Agreement may be performed by either of the Investment Sub-Advisers and the other Investment Sub-Adviser shall not be required to perform any service that has already been performed by the first mentioned Investment Sub-Adviser.

Both of the Investment Sub-Advisers are authorized to rely on, may act on and treat as fully authorized by the Investment Adviser and the Trust, any instruction or communication which purports to have been given (and which the Investment Sub-Advisers reasonably believes to have been given) by a person the Investment Adviser or the Trust has notified the Investment Sub-Advisers is authorized to instruct it in respect of the Fund and, by whatever means transmitted and whether or not in writing and, unless both Investment Sub-Advisers shall have received written notice to the contrary, whether or not the authority of such person shall have been terminated.

3. DELEGATION TO SUBSIDIARIES, AFFILIATES OR THIRD PARTIES.  The Investment Sub-Advisers may perform any or all of the services contemplated hereunder, including but not limited to providing investment advice to a Fund and placing orders for the purchase and sale of portfolio securities or other investments for a Fund, directly or through such of its subsidiaries or other affiliates, as either of the Investment Sub-Advisers shall determine; provided, however, that performance of such services through such subsidiaries or other affiliates shall have been approved, when required by the 1940 Act, by (i) a vote of a majority of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement, other than as Board members, cast in person at a meeting called for the purpose of voting on such approval, and/or (ii) a vote of a majority of that Fund’s outstanding voting securities. Either Investment Sub-Adviser may employ an affiliated or unaffiliated third party to perform any accounting, administrative, reporting and ancillary services required to enable such Investment Sub-Adviser to perform its functions under this Agreement.

Notwithstanding any other provision of the Agreement, the Investment Sub- Advisers may provide information about a Fund to any such subsidiary, affiliate or other third party for the purpose of providing the services contemplated under this clause. The Investment Sub-Advisers will act in good faith in the selection, use and monitoring of subsidiaries, affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the relevant Investment Sub-Adviser of any of its obligations under this Agreement.

4. COVENANTS. In the performance of its duties under this Agreement, the Investment Sub-Advisers:

(a)           shall at all times comply and act in accordance with: (i) the provisions of the 1940 Act and the Advisers Act and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”) thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions of each Fund as set forth in the Trust Documents; and (v) any policies, determinations and/or resolutions of the Board of Trustees of the Trust or the Investment Adviser that are communicated to the Investment Sub-Advisers and are not inconsistent with the Trust Documents. If changes are proposed to the Declaration of Trust, By-Laws of the Trust, the Trust Documents or any policies, determinations and/or resolutions of the Board of Trustees of the Trust or the Investment Adviser which would have an impact on the Investment Sub-Advisers’ performance of their obligations under this Agreement (the “Proposed Changes”), the Investment Adviser undertakes to provide at least 30 days’ advance written notice to the Investment Sub-Advisers including details of the Proposed Changes and the effective date of the Proposed Changes shall not be earlier than the end of the notice period. If either Investment Sub-Adviser considers the Proposed Changes to be inconsistent or to conflict with other applicable rules, guidelines and requirements, the relevant Investment Sub-Adviser shall discuss with the Trust and the Investment Adviser (as appropriate), and the Trust and the Investment Adviser (as appropriate) shall resolve the inconsistency and conflict during the notice period failing which the Investment Sub-Advisers shall not be obliged to comply or act in accordance with the Proposed Changes and no liability shall be incurred on the part of the Investment Sub-Advisers as a result of such non-compliance;

(b)           the Investment Sub-Advisers will place orders on behalf of a Fund either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Investment Sub-Advisers will use its best efforts to seek on behalf of the Fund the best overall terms available.  In assessing the best overall terms available for any transaction, the Investment Sub-Advisers shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition, execution capability and administrative efficiency of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In no instance, however, will a Fund’s securities be purchased from or sold to the Investment Adviser, the Investment Sub-Advisers or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law; and

(c)           maintain books and records with respect to such Fund’s securities transactions and render to the Investment Adviser and the Trust’s Board of Trustees such periodic and special reports as they may reasonably request.

5.           CONFIDENTIAL INFORMATION.           Except as permitted in this Agreement, each party shall treat confidentially and as proprietary information of the other party all non-public records and other information relative to the other party, and each Fund’s prior or current shareholders, and will not disclose or use such records and information except (i) as may be necessary in the course of the performance of its responsibilities and duties hereunder; (ii) with the written consent of the other party; or (iii) as required by law, judicial process or regulatory requirement. Such confidential information shall not include information a party to the Agreement can clearly establish was (a) known to the party prior to the Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to the Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon confidential information.  Notwithstanding the foregoing, to the extent that any market counterparty with whom an Investment Sub-Adviser deals requires information relating to the Fund (including, but not limited to, the identity of the Fund and its market value), such Investment Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

6.           SERVICES NOT EXCLUSIVE. The sub-advisory services provided by the Investment Sub-Advisers under this Agreement are not to be deemed exclusive and the Investment Sub-Advisers and their affiliates shall be free to render similar services to others, including other investment companies and accounts following the same or similar investment strategy as the Fund, or to engage in any other lawful activity.

7.           BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Sub-Advisers hereby agree that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request, provided, however, that the Investment Sub-Advisers may retain a copy of such records. The Investment Sub-Advisers further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

8.           AGENCY CROSS TRANSACTIONS. From time to time, the Investment Sub-Advisers or brokers or dealers affiliated with the Investment Sub-Advisers may find themselves in a position to buy for certain of their brokerage clients

(each an “Account”) securities which the Investment Sub-Advisers’ investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Investment Sub-Advisers or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client’s consent. This is because in a situation where the Investment Sub-Advisers are making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Investment Sub-Advisers or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Investment Sub-Advisers’ part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits an investment sub-adviser or its affiliates to participate on behalf of an account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes any of the Investment Sub-Advisers or its affiliates to participate in agency cross transactions involving an Account, consistent with any policies and procedures that may be adopted by the Board of Trustees of the Trust, and this Agreement shall constitute executed, written consent of the Trust for the Investment Sub-Advisers engaging in agency cross transactions. The Trust may revoke its consent at any time by written notice to the relevant Investment Sub-Adviser.

9.           EXPENSES. During the term of this Agreement, the Investment Sub-Advisers will bear all costs and expenses of its employees and any overhead incurred by the Investment Sub-Advisers in connection with their duties hereunder and shall bear the costs of any salaries of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Investment Sub-Advisers.  The Investment Sub-Advisers shall not be responsible for any expenses of the Investment Adviser or the Trust unless such expenses are specifically set forth in Section 9 or otherwise in any written agreement between the Investment Sub-Advisers and the Trust or the Investment Adviser, as the case may be.

10.         COMPENSATION.

(a)           The Investment Advisor agrees to pay to the Investment Sub-Advisers and the Investment Sub-Advisers agree to accept as full compensation for all services rendered by the Investment Sub-Advisers as such, a fee as set forth in Appendix B.

(b)           For purposes of this Agreement, the total assets of each Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of each Fund’s assets or delegating such calculations to third parties.

(c)           All brokerage, commission, fiscal or governmental charges, Taxes (as defined below) or other expenses incurred in the management of a Fund will be charged or paid in accordance with the normal practice of the relevant markets and will be deducted from the Fund.

If there are any Taxes imposed on the remuneration of the Investment Sub-Advisers, then the remuneration will be grossed up accordingly such that the Investment Sub-Advisers will receive an amount for remuneration as if the Taxes were not imposed.  The Investment Adviser shall at its own cost promptly perform all applicable registration, reporting, tax payment and other compliance obligations (including obtaining tax clearances and any clearances required to remit funds arising from and in connection with this Agreement regardless of whether fund remittance is involved and whether such Taxes and obligations are imposed on the Investment Adviser or the relevant Investment Sub-Adviser). The Investment Adviser shall promptly deliver to the Investment Sub-Advisers all official tax receipts under the name of the Investment Sub-Advisers evidencing payment of the Taxes.  The Investment Adviser shall also be responsible for any claims for reduced tax and refunds of tax.

“Taxes” includes but is not limited to withholding, value-added, sales, business, stamp duty or other similar taxes and charges, but does not include a tax imposed on the Investment Sub-Advisers’ net income.

11.         CERTAIN INFORMATION. The Investment Sub-Advisers shall promptly notify the Investment Adviser in writing of the occurrence of any of the following events: (a) the Investment Sub-Advisers failing to be registered as an investment adviser under the Advisers Act, (b) the Investment Sub-Advisers having been served or otherwise been directly notified of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) the occurrence of any change in control of the Investment Sub-Advisers or any parent of the Investment Sub-Advisers within the meaning of the 1940 Act, or (d) the occurrence of any material adverse change in the business or financial position of the Investment Sub-Advisers.

12.         LIMITATION ON LIABILITY AND INDEMNIFICATION.

(a) Neither of the Investment Sub-Advisers will be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser or by the Trust (or their respective agents) in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.  The parties to this Agreement agree that the liabilities of JFIMI and JPMIM as Investment Sub-Advisers under this Agreement shall be several, and not joint, and shall only relate to the services provided by each of them respectively under this Agreement.

(b)           Neither of the Investment Sub- Advisers guarantees the future performance of a Fund or any specific level of performance, the success of any investment decision or strategy such Investment Sub-Adviser may use, or the success of such Investment Sub-Adviser's overall management of the Fund. The Investment Adviser and the Trust understand that investment decisions made for a Fund by the Investment Sub-Advisers are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  The Investment Sub-Advisers will manage only the assets of a Fund that are entrusted to it and in making investment decisions for a Fund, Investment Sub-Advisers will not consider any other securities, cash or other investments owned by a Fund.

(c)           Neither the Investment Adviser nor either of the Investment Sub-Advisers shall be liable for special, consequential or incidental damages.

(d)           The Investment Adviser agrees to indemnify each of the Investment Sub-Advisers for, and hold each harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Investment Adviser) or litigation (including reasonable legal and other expenses) to which the Investment Sub-Adviser may become subject (“Losses”) as a direct result of this Agreement or Investment Sub-Advisers’ performance of their duties hereunder; provided, however, that nothing contained herein shall require that an Investment Sub-Adviser be indemnified for Losses that resulted from such Investment Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its duties under this Agreement; provided that the Investment Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

13.         DURATION AND TERMINATION. This Agreement shall become effective as of the date hereof and shall continue (unless terminated automatically as set forth below) in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Trust for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of a Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trust’s Board of Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust, without the payment of any penalty, upon giving both Investment Sub-Advisers 60 days’ notice (which notice may be waived by the Investment Sub-Advisers), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of a Fund at the time outstanding and entitled to vote, or by an Investment Sub-Adviser on 60 days’ written notice (which notice may be waived by the Trust), and will terminate automatically upon any termination of the Investment Advisory Agreement between the Trust and the Investment Adviser. This Agreement will also immediately terminate in the event of its assignment or upon the effective date of Proposed Changes or any change of applicable law or regulations if a party to this Agreement has given prior written notice to the other parties that such Proposed Changes or change of applicable law or regulations render the performance of such party’s obligations under this Agreement illegal or impossible (in which case, the relevant party undertakes to provide such prior written notice as soon as it becomes aware of the illegality or impossibility). As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.

As additional series of the Trust are established and the Investment Sub-Advisers have accepted the appointment as Investment Sub-Advisers of such series, the series will be added to Appendix A and the applicable annual fee will be added to Appendix B. The Agreement shall become effective with respect to each such series upon the initial public offering of such new series, provided that the Trust has previously approved this Agreement for continuation as provided in this Section 13.

14.         NOTICES. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15.         AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.  The parties agree that Appendix C hereto is a non-material part of this Agreement and may be amended by mutual consent.  Any amendment of this Agreement shall be subject to the 1940 Act.

                             16.         GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

17.         MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or other wise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

18.         COUNTERPARTS. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

19.         RISK DISCLOSURES.           The Investment Adviser confirms it has read and acknowledged the risk disclosure statements listed in Appendix C of this

Agreement, which are included herein solely pursuant to the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission issued by the SFC.

The parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

CLAYMORE EXCHANGE-TRADED FUND TRUST 2

By:
Elizabeth H. Hudson Secretary

      GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC

By:
Kevin M. Robinson Senior Managing Director and General Counsel

JF INTERNATIONAL MANAGEMENT INC.

By:
Roger A. Hepper Director

     J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Sherryl James-Rosario Vice President

Appendix A

Guggenheim Yuan Bond ETF

Appendix B

As consideration for the Investment Sub-Advisers’ services, for the Guggenheim Yuan Bond ETF, the Investment Sub-Advisers shall receive the following fee in aggregate.

	JFIMI	JPMIM
Average Daily Net Assets	Annual Rate	Annual Rate
First $50 million	0.1875%	0.0625%
Next $50 million	0.1500%	0.0500%
Next $100 million	0.1350%	0.0450%
The part over $200 million	0.1125%	0.0375%

Such fee shall be paid on a calendar quarter basis in arrears within 15 days after the end of the applicable quarter.  If the Investment Sub-Adviser serves for less than a whole quarter, the foregoing compensation shall be prorated.

Appendix C

RISK DISCLOSURE STATEMENTS

RISK OF SECURITIES TRADING
The prices of securities fluctuate, sometimes dramatically. The price of a security may move up or down, and may become valueless. It is as likely that losses will be incurred rather than profit made as a result of buying and selling securities.

RISK OF TRADING FUTURES AND OPTIONS
The risk of loss in trading futures contracts or options is substantial. In some circumstances, you may sustain losses in excess of your initial margin funds. Placing contingent orders, such as "stop-loss" or "stop-limit" orders, will not necessarily avoid loss. Market conditions may make it impossible to execute such orders. You may be called upon at short notice to deposit additional margin funds. If the required funds are not provided within the prescribed time, your position may be liquidated. You will remain liable for any resulting deficit in your account. You should therefore study and understand futures contracts and options before you trade and carefully consider whether such trading is suitable in the light of your own financial position and investment objectives. If you trade options you should inform yourself of exercise and expiration procedures and your rights and obligations upon exercise or expiry.

RISK OF MARGIN TRADING
The risk of loss in financing a transaction by deposit of collateral is significant. You may sustain losses in excess of your cash and any other assets deposited as collateral with the licensed or registered person. Market conditions may make it impossible to execute contingent orders, such as "stop-loss" or "stop-limit" orders. You may be called upon at short notice to make additional margin deposits or interest payments. If the required margin deposits or interest payments are not made within the prescribed time, your collateral may be liquidated without your consent. Moreover, you will remain liable for any resulting deficit in your account and interest charged on your account. You should therefore carefully consider whether such a financing arrangement is suitable in light of your own financial position and investment objectives.

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